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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT OF MERGER, dated this 23rd day of August, 1996, pursuant to
Section 252 of the Delaware General Corporation Law, between Proxicom, Inc., a Delaware corporation (hereinafter referred to as "Proxicom") and Proxima, Inc., a Maryland corporation (hereinafter referred to as "Proxima"),

        WITNESSETH that:

        WHEREAS, RAUL J. FERNANDEZ, owns all of the outstanding capital stock of Proxima and Proxicom, and

        WHEREAS, Proxima and Proxicom desire to merge into a single corporation; and

        WHEREAS, the registered offices of Proxima in the State of Maryland are located at 9727 Mount Pisgah Rd., Suite 404, Silver Springs, Maryland 20903, and the name of the registered agent at such address is Raul J. Fernandez.

        WHEREAS, the registered offices of Proxicom in the State of Delaware are located at 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of the registered agent at such address is Corporation Service Company.

        NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:


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        FIRST: Proxima and Proxicom agree to merge and hereby do merge, with
Proxicom as the surviving corporation pursuant to the General Corporation Law of the State of Delaware.

        SECOND: The number of outstanding shares of Proxima is l,OOO shares of Capital Stock, par value $1.00 per share, all of which is owned by Raul J. Fernandez.

        THIRD: The number of outstanding shares of Proxicom is 1 share of Common Stock, par value $.0l per share, all of which is owned by Raul J. Fernandez.

        FOURTH: There shall be no conversion of the outstanding shares of the capital stock of either of the constituent corporations into shares or other securities or obligations of Proxicom, and with respect to the outstanding shares of the corporations the effect of the merger shall be as follows:

        (a) Each share of common stock of Proxicom which shall be issued and outstanding on the effective date of this merger shall continue to be one share of the common stock of Proxicom, the corporation surviving the merger.

        (b) Each share of common stock of Proxima which shall be issued and outstanding on the effective date of this merger, and all rights in respect thereof, shall be exchanged for Nine Thousand (9,000) shares of Proxicom Common Stock.

        FIFTH: The Certificate of Incorporation of Proxicom, as in effect on the date of the merger provided for in this Agreement, shall continue in full force and effect as the Certificate of Incorporation of Proxicom, the corporation surviving this merger.



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        SIXTH: The By-Laws of Proxicom in effect on the effective date of this merger shall remain in full force and effect until the same shall be altered, amended or repealed as therein provided.

        SEVENTH: The directors and officers of Proxicom shall continue in office until the next annual meeting of stockholders until their successors shall have been elected and qualified.

        EIGHTH: To carry out this Agreement, the President or any Vice President, and the Secretary or any Assistant Secretary, of each constituent corporation upon approval of this Agreement shall be vested with full authority to do and perform each and every act or thing necessary or proper to be done or performed in order to give effect to and to consummate this Agreement and Plan of Merger.

        NINTH: The merger contemplated herein shall become effective on the filing date of the Certificate of Merger.

        TENTH: Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Proxima shall be transferred to, vested in and devolve upon Proxicom without further act or deed and all property, rights, and every other interest of Proxima shall be as effectively the property of Proxicom as they were of Proxima.

        Upon the merger becoming effective, Proxicom shall assume and shall be responsible for all of the liabilities and obligations of Proxima, including but not limited to, all liabilities and obligations of Proxima.



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        The directors and the proper officers of Proxima and Proxicom are fully authorized to take any and all such action to complete the purposes of this Agreement.

        IN WITNESS WHEREOF, each of the undersigned corporations has caused this Agreement for Merger to be executed in its name by its President or Vice President and Secretary or Assistant Secretary, as of the 23 day of August, 1996.

        PROXIMA, INC.                            PROXICOM, INC.

BY:     /S/ RAUL J. FERNANDEZ                    BY:/S/ RAUL J. FERNANDEZ
        ---------------------                       ---------------------
        RAUL J. FERNANDEZ                        RAUL J. FERNANDEZ
        CHAIRMAN OF BOARD/PRESIDENT              CHAIRMAN OF BOARD/PRESIDENT


ATTEST:                                          ATTEST:

/S/ RAUL J. FERNANDEZ                           /S/ CHRISTOPHER CAPUANO
-------------------------                       -------------------------
RAUL J. FERNANDEZ                               CHRISTOPHER CAPUANO
SECRETARY                                       SECRETARY





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